ALPINE SERIES TRUST
AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of this 1st day of June, 2006, to the Fund Administration Servicing Agreement, dated as of November 18, 2005 (the “Agreement”), is entered by and between Alpine Series Trust, a Delaware business trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Servicing Agreement; and

WHEREAS, the Trust intends to create additional funds; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the Trust and USBFS agree as follows:

Exhibit A, the listing of the fund names, is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALPINE SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Sheldon R. Flamm	By: /s/ Michael R. McVoy

Name: Sheldon R. Flamm	Name: Michael R. McVoy

Title: Treasurer	Title: Senior Vice President

Exhibit A
to the
Alpine Series Trust Fund Accounting Servicing Agreement

Fund Names

Separate Series of Alpine Series Trust

Name of Series	Date Added
Alpine Dynamic Balance Fund	06/06/01
Alpine Dynamic Dividend Fund	08/28/03
Dynamic Financial Services Fund	09/30/05
Alpine Dynamic Innovators Fund	on or about 06/20/06